SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 2, 1999



                            DIVERSICON HOLDINGS CORP.
             (Exact name of registrant as specified in its charter)



          Delaware                      0-27542                 11-3157259
(State or other jurisdiction          (Commission              (IRS Employer
       of incorporation)              File Number)           Identification No.)



      290 Wild Avenue, Staten Island, New York           10314
     (Address of principal executive offices)          (Zip Code)


        Registrant's telephone number, including area code 718-761-6100

                                       NA
         (Former name or former address, if changed since last report.)

Item 1.  Changes in Control of Registrant.

     On April 2, 1999, Diversicon Holdings Corp. (the Company") entered into a Common Stock Subscription Agreement with Drel Investments Limited, a corporation organized under the laws of the Bahamas ("Drel") pursuant to which Drel acquired 3,700,000 shares of the Company's Common Stock, par value $.001 (the "Shares") for a purchase price of $1,850,000. This transaction (the "Transaction") resulted in a change in control of the Company.

     The purchase price for the Shares was paid by delivery of a cash payment of $3,700 and a promissory note of Drel in the principal amount of $1,846,300 (the "Note"), which is secured by a pledge of the acquired Shares pursuant to a Pledge and Escrow Agreement. The Note bears interest at the rate of 7% per annum and is payable in full on or before July 14, 1999.

     Drel has informed the Company that it is presently negotiating to borrow funds from private and public lending institutions located outside of the United States and part of these proceeds shall be used to pay the Note. Drel has informed the Company that no formal agreement has been reached with any such proposed lenders.

     Drel is owned by two foreign corporations, Capital Services Limited ("CSL") and Argosy Industries Limited ("Argosy"), each of which owns 50% of the issued and outstanding capital stock of Drel. CSL is controlled by Mr. Daniel Catalfumo and Mr. Richard Rosso each of whom (through affiliated entities) has a 50% beneficial interest in CSL. Argosy is controlled by Mr. Lucien Vergier and Mr. Etienne Vergier, each of whom has a 50% beneficial interest in Argosy. Lucien Vergier has become a director of the Company, effective as of April 1, 1999.

     As a result of the Transaction, Drel owns 48% of the issued and outstanding Shares of the Company. In addition, Mr. Catalfumo and Mr. Rosso may each be deemed to be the beneficial owner of up to 5,948,000 Shares of the Company, constituting approximately 75.2% of the Company's issued and outstanding Common Stock. Such Shares include (i) the 3,700,000 Shares owned of record by Drel (included due to the relationship of said individuals to Drel described above, and the voting arrangement described below), (ii) 2,038,000 Shares owned of record by BBS Holdings, LLC ("BBS"), a Delaware limited liability company (included due to Mr. Catalfumo and Mr. Rosso each being a Manager of BBS, each having an indirect 10% membership interest in BBS, and each being a party (through affiliated entities) to an Operating Agreement that provides that BBS will vote all of its Shares of the Company in favor of Mr. Catalfumo and Mr. Rosso as directors of the Company), and (iii) 210,000 Shares owned directly by each of Mr. Catalfumo and Mr. Rosso. However, Mr. Catalfumo and Mr. Rosso both disclaim beneficial ownership of (i) 2,775,000 (75%) of the Shares owned by Drel and (ii) 1,834,200 (90%) of the Shares owned by BBS, and this report shall not be deemed an admission that either of said individuals is the beneficial owner of such Shares for purposes of Section 16 or for any other purpose.

     As a result of the Transaction, Lucien Vergier and Etienne Vergier may each be deemed to be the beneficial owner of up to 3,700,000 Shares of the Company, constituting approximately 48.0% of the Company's issued and outstanding Common Stock. Such Shares are comprised of the 3,700,000 Shares owned of record by Drel (included due to the relationship of said individuals to Drel described above, and the voting arrangement described below). However, Lucien Vergier and Etienne Vergier both disclaim beneficial ownership of 2,775,000 (75%) of the Shares owned by Drel, and this report shall not be deemed an admission that either or said individuals is the beneficial owner of such Shares for purposes of Section 16 or for any other purpose.

     Prior to the Transaction, the largest shareholder of the Company was BBS, which owns 2,038,000 Shares of the Company. Messrs. Catalfumo and Rosso each beneficially own (indirectly) a ten (10%) percent membership interest in BBS and are managers of BBS.

     Messrs. Catalfumo and Rosso, Mr. Lucien Vergier, and Mr. Etienne Vergier are currently negotiating the terms of a Shareholders Agreement that will include, among other things, provisions related to the transfer or voting of the Shares of the Company owned by Drel. Pending the completion of such negotiations, the parties have an oral arrangement pursuant to which they agree that the Shares owned by Drel will be voted in favor of each of said parties as a director of the Company and that the transfer of such Shares will require unanimous consent of said parties.

Item 5. Other Events.

     In March 1999, the Company, together with Daniel Catalfumo, Richard Rosso and two entities affiliated with Messrs. Catalfumo or Rosso, commenced a law suit in the Supreme Court of the State of New York against Curtis J. Bernhardt, Anthony DiMatteo, LD Trust, and June Masaki (with PlayCo. Capital Corp. and BBS Holdings, LLC having been named as nominal defendants). The action alleges, among other things, that the defendants have (i) engaged in a fraudulent, and at times criminal, scheme to wrest control of the Company and its plaintiffs through acts of deceit, theft and other improper conduct, and (ii) misappropriated corporate assets for their own personal use. The plaintiffs are seeking money damages, reformation of the Stock Purchase Agreement pursuant to which BBS acquired a controlling interest in the Company, and injunctive relief. Mr. DiMatteo is currently a director of the Company. He served as an officer of the Company until March 31, 1999. Messrs. Bernhardt and DiMatteo are managers of BBS, a principal stockholder of the Company, and collectively own (directly or indirectly) an eighty (80%) membership interest in BBS. See "Item 1 - Changes in Control of Registrant" above.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    DIVERSICON HOLDINGS CORP.



                                    By: /s/ Daniel Catalfumo
                                        --------------------------
                                        Daniel Catalfumo
                                        President


Dated: April 16, 1999